Exhibit 99.1

IndieMV Media Group Inc. Acquired by Jake’s Trucking; Transaction Closes

Los Angeles, December 26, 2007 – IndieMV Media Group, Inc. and Jake's Trucking International Inc. (OTC Bulletin Board: JKTI) announced that the acquisition of IndieMV Media Group, Inc. was completed Dec 24, 2007. Further details of the transaction can be found in the Form 8K filed by the Company with the Securities and Exchange Commission today.

The shareholders of Jake's Trucking International, Inc. have voted to change the name of the Company to IndieMV Media Group, Inc.   The name change will become effective as soon as all appropriate notice and filing requirements have been met.

Michael  Quesnel , President and CEO of JKTI has tendered his resignation from all offices of the Company and appointed Ricardo Khayatte, Jr. current President and CEO of IndieMV Media Group, Inc. to all offices, effective December 24, 2007 and resigned from the board of directors to take effect on January 5, 2008. The Company intends to appoint new  officers  and  directors as a result of the acquisition.

ABOUT IndieMV Media Group Inc. / Jake's Trucking International Inc.

IndieMV Media Group, Inc. / Jake's Trucking International, Inc. have completed their announced business combination, with the resulting public Company to be called IndieMV Media Group, Inc.   The Company will be a fully integrated, digital entertainment company and a pioneer in the distribution, licensing, and marketing of digital video content and its related businesses. Fueled by partnerships with world-class record companies, wireless communication companies, and major sponsorship corporations, the Company has positioned itself to become a leader in social networking and digital video distribution on the web.

Media Contacts:
Asbury Communications, Inc.
Mike Rivers (818) 865-9898 mike@asburypr.com

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements based on the Company's current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words and include statements regarding the planned and/or anticipated benefits to users of the Company's products and the timing of distribution of such products. Forward-looking statements in this release are based on information available to the Company as of the date hereof. The Company's actual results may differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with the Company's business, which include the Company's ability to execute its business strategy and the other risk factors disclosed in filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.